UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2011 (March 10, 2011)

III to I Maritime Partners Cayman I, L.P.
(Exact name of Registrant as specified in its charter)

Cayman Islands	000-53656	98-0516465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5580 Peterson Lane Suite 155 Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

(972) 392-5400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

In accordance with the Securities and Exchange Commission’s (“SEC”) “Plain English” guidelines, this Current Report on Form 8-K (this “Form 8-K”) has been written in the first person.  In this document, the words “we,” “our,” “ours” and “us” refer only to III to I Maritime Partners Cayman I, L.P. and its consolidated subsidiaries or to III to I Maritime Partners Cayman I, L.P. or an individual subsidiary and not to any other person.

Event of Default

Due to a current lack of liquidity partially caused by the unrest in Egypt as described below, we failed to make certain quarterly payments otherwise due on March 10 and March 14, 2011 under our Loan, Guarantee Facility and Credit Facility Agreement entered into on December 19, 2008 (the “Senior Loan”) with Norddeutsche Landesbank Girozentrale (“Nord/LB”).  The proceeds of the Senior Loan were used primarily for the acquisition and delivery of our nine anchor-handling tug supply (“AHTS”) vessels plus the three AHTS vessels purchased by our affiliate, Family Legacy Trust Company (“FLTC Fund I”).  The 12 ships serve individually and collectively as the collateral for the Senior Loan, and the AHTS SPVs have joint and several liability.  The amounts due were payable by ATL Offshore GmbH & Co. “Isle of Amrum” KG (“Amrum KG”) and ATL Offshore GmbH & Co. “Isle of Wangerooge” KG (“Wangerooge KG”), two of our SPVs owning an AHTS vessel and co-borrowers under the Senior Loan.  The missed payments totaled approximately $2,030,126 (EUR 1,460,313) (the “Overdue Payments”).  The total obligation to Nord/LB under the Senior Loan and the Working Capital Facility Agreement entered into with Nord/LB on December 6, 2010 (collectively, the “Nord/LB Loans”) is approximately $539,518,641 (EUR 386,253,323) as of the date of this Form 8-K.

Pursuant to letters from Nord/LB which were received by Amrum KG on March 14, 2010 and by Wangerooge KG on March 17, 2010 (the “Default Letters”), Nord/LB notified us of the events of default under the Senior Loan resulting from the Overdue Payments, and indicated that they intend to charge us the default interest rate on the Overdue Payments of an additional two percent (2%) per annum over the currently applicable interest rates under each of the loans for which a payment was missed.  Under the Nord/LB Loans upon an event of default, Nord/LB has the right to declare the entire amount of the Nord/LB Loans to be immediately due and payable by written notice to us.  However, as of the date of this Form 8-K, Nord/LB has not notified us of any such intent to accelerate the amounts outstanding under the Nord/LB Loans.

In addition to the Overdue Payments, there are other payments due in the near future which we may not have sufficient funds to make on a timely basis.  As a result, we are working to resolve our immediate cash flow issues partially caused by the financial unrest in Egypt and continue to pursue alternative sources of liquidity through the issuance of debt or equity securities or otherwise.  However, there can be no assurances that we will be able to raise any such additional funds on terms acceptable to us or at all.  In this regard, we are currently negotiating with Nord/LB to defer some principal payments under the Nord/LB Loans or otherwise resolve the Overdue Payments.  However, there can be no assurances that Nord/LB will agree to any such deferrals or that we will be able to resolve our liquidity concerns to enable us to repay the Overdue Payments in the near future or at all.  In the event Nord/LB were to accelerate all of our indebtedness under the Nord/LB Loans, we would be unable to repay such amounts and be subject to the remedies available to Nord/LB under the agreements, which include among other remedies the right to foreclose on the vessels pursuant to the mortgages on the vessels entered into in connection with the agreements.

Unrest in Egypt

In March 2009, we entered into an agreement (“AHTS Pool Agreement”) to participate in a revenue pool comprised of our nine AHTS SPVs and the three AHTS SPVs owned by our affiliate, FLTC Fund I.  Under the AHTS Pool Agreement, each of these twelve AHTS SPVs has agreed to pool its returns from employment of its vessel less voyage expenses with the other members of the pool to achieve an even distribution of the risks resulting from the fluctuation in the offshore chartering business.  Currently, four of the AHTS vessels in the pool, three of which are ours and one of which belongs to FLTC Fund I, are chartered to companies with substantial ties to Egypt.  The recent political and civil unrest in Egypt has led to substantial financial uncertainty in Egypt and affected the timeliness of payments under each of these charters.  Continued unrest could lead to further instability in the business climate in Egypt, causing further delays in payments and/or potentially leading to disruption of these charters, which could materially affect the utilization of our fleet leading to significant operating losses and cause additional liquidity concerns.

In Egypt, Brazil, Australia and other areas in which we operate or may operate in the future, the oil companies for whom we are ultimately hired to perform services typically require us to enter into charter agreements with third-party intermediaries located in the respective area of operations.  The oil company pays the third-party intermediary, who in turn pays our AHTS SPV for the work performed.  In Egypt, all of our charters are each contracted with local, third-party intermediaries.  While these intermediaries sometimes provide benefits, such as familiarity with local business practices, during this time of unrest in Egypt, the presence of these locally-based, third-party intermediaries has resulted in additional complexity and led and may continue to lead to additional delays in collections of amounts receivable from such parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

III to I Maritime Partners Cayman I, L.P.
(Registrant)

By:	III to I International Maritime Solutions Cayman, Inc.
Its General Partner

By:	/s/ Jason M. Morton
Jason M. Morton
Director and Chief Financial Officer
(Duly authorized to sign this report on behalf of the Registrant)
Date: March 18, 2011